PARALLEL FLIGHT TECHNOLOGIES, INC.

RESTATED CERTIFICATE OF INCORPORATION

Parallel Flight Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.The name of the Corporation is Parallel Flight Technologies, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 10, 2018.

B.This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.The text of the Restated Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Parallel Flight Technologies, Inc. has caused this Restated Certificate of Incorporation to be signed by Joshua Resnick, duly authorized officer of the Corporation, on May 31, 2020.

                                                                       __________________________

Joshua Resnick, CEO

1 | Page

EXHIBIT A

PARALLEL FLIGHT TECHNOLOGIES, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is Parallel Flight Technologies, Inc.

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the corporation’s registered office in the State of Delaware is 16192 Coastal Hwy. Lewes, DE 19958, County of Sussex. The name of the registered agent of the corporation at that address is Harvard Business Services, Inc.

ARTICLE III: PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“General Corporation Law”).

ARTICLE IV: AUTHORIZED STOCK

The total number of shares of stock which the corporation shall have authority to issue is Eleven Million (11,000,000) shares of common stock, consisting of: (i) Eight Million (8,000,000) shares of voting common stock, par value $0.0001 per share, designated as “Class A Common Stock”, and (ii) Three Million (3,000,000) shares of non-voting common stock, par value $0.0001 per share, designated as “Class B Common Stock”.  Except as may be provided in this Restated Certificate of Incorporation or required by law, the Class A Common Stock shall have voting rights in the election of directors and on all other matters presented to the stockholders, with each holder of Class A Common Stock being entitled to one vote for each share of Class A Common Stock held of record by such holder on such matters.  The number of authorized shares of Class A Common Stock, Class B Common Stock, or any other class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of Class A Common Stock.  Except as required by law, the Class B Common Stock shall have no voting rights.  The Class B Common Stock shall be automatically converted into Class A Common Stock, on a one-for-one basis, upon the approval of the Board of Directors.

ARTICLE V: AMENDMENT OF BYLAWS

The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation.

2 | Page

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1. Director Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.

2. Board Vacancies. Any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall (unless (a) the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders or (b) otherwise required by applicable law) be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been elected expires or until such director’s successor shall have been duly elected and qualified.

3. Vote by Ballot. Election of directors need not be by written ballot.

ARTICLE VII: DIRECTOR LIABILITY; INDEMNIFICATION

1. Limitation of Liability. To the fullest extent permitted by law, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2. Indemnification. The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation.

3. Change in Rights. Neither any amendment nor repeal of this ARTICLE VII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this ARTICLE VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII: CHOICE OF FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation,

3 | Page

(2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the corporation’s Restated Certificate of Incorporation or Bylaws, (4) any action to interpret, apply, enforce or determine the validity of the corporation’s Restated Certificate of Incorporation or Bylaws or (5) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE VIII.

ARTICLE IX: AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

4 | Page